American Funds Developing World Growth and Income Fund

November 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$9,032
Class B	$6
Class C	$609
Class F1	$1,034
Class F2	$2,915
Total	$13,596
Class 529-A	$99
Class 529-B	$-*
Class 529-C	$11
Class 529-E	$3
Class 529-F1	$4
Class R-1	$7
Class R-2	$14
Class R-2E	$-*
Class R-3	$18
Class R-4	$10
Class R-5	$5
Class R-6	$63
Total	$234

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1200
Class B	$0.0900
Class C	$0.0900
Class F1	$0.1200
Class F2	$0.1400
Class 529-A	$0.1200
Class 529-B	$0.0800
Class 529-C	$0.0800
Class 529-E	$0.1100
Class 529-F1	$0.1300
Class R-1	$0.0900
Class R-2	$0.1000
Class R-2E	$0.0700
Class R-3	$0.1200
Class R-4	$0.1300
Class R-5	$0.1400
Class R-6	$0.1400

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	114,366
Class B	93
Class C	11,237
Class F1	12,078
Class F2	44,388
Total	182,162
Class 529-A	1,466
Class 529-B	11
Class 529-C	231
Class 529-E	53
Class 529-F1	71
Class R-1	148
Class R-2	182
Class R-2E	2
Class R-3	281
Class R-4	210
Class R-5	80
Class R-6	941
Total	3,676

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.86
Class B	$10.83
Class C	$10.83
Class F1	$10.86
Class F2	$10.87
Class 529-A	$10.85
Class 529-B	$10.84
Class 529-C	$10.83
Class 529-E	$10.86
Class 529-F1	$10.85
Class R-1	$10.83
Class R-2	$10.82
Class R-2E	$10.85
Class R-3	$10.84
Class R-4	$10.86
Class R-5	$10.87
Class R-6	$10.87

*Amount less than one thousand.